Exhibit 31



                                                                  EXECUTION COPY


                                 SLA NOVATION


THIS AGREEMENT is dated 3rd March, 2004 and made between:

(1) INTEL CAPITAL CORPORATION, a company incorporated under the laws of the Cayman Islands whose registered office is at c/o Caledonian Bank and Trust Co., Ltd., Caledonian House, George Town, Grand Cayman, Cayman Islands ("ICC");

(2) PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore whose registered office is at 6 Battery Road, #38-02, Singapore 049909, Singapore ("PCRD"); and

(3) The company of which details are given in part 1 of the Schedule ("Purchaser").


WHEREAS:-

(A) ICC and PCRD are the Borrower and the Lender respectively under a securities lending agreement dated 14 January, 2002 ("SLA"), a copy of which is annexed hereto and initialled by the parties for the purposes of identification.

(B) Purchaser, ICC, Intel Pacific, Inc. and New Trustee have entered into a conditional sale and purchase agreement dated March, 2004 ("SPA") for the sale of the Bonds by ICC to Purchaser. The effective time of transfer of the Bonds will be on registration of Purchaser by PCRD as owner of the Bonds and issuance by PCRD of Certificates for the Bonds to the Purchaser (which actions PCRD shall effect at the same time).

(C) The purpose of this Agreement is to replace ICC with Purchaser as the Borrower under the SLA and this purpose is being effected pursuant to Clause 14 of the SLA.

(D) PCRD has agreed to release and discharge ICC from its liabilities and obligations as Borrower under the SLA and that Purchaser be substituted as Borrower under the SLA, in each case upon the completion of the SPA.


NOW THEREFORE IT IS HEREBY AGREED as follows:-

1.     Interpretation

       Unless the context otherwise requires, words and expressions used in this Agreement shall have the meaning ascribed to them in the SLA.


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


2.     Notice of transfer

       This Agreement constitutes written notice duly signed by ICC as Borrower and Purchaser as transferee of the Bonds specifying the effective date of transfer of the Bonds and the identity of the transferee for counter-execution by PCRD as a deed as contemplated by Clause 14 of the SLA and execution of this Agreement by ICC and Purchaser shall be deemed to constitute delivery of such written notice to PCRD and their request of PCRD to counter-execute the same. The effective date of transfer specified is the Effective Time set out in Clause 5. Execution of this Agreement by or on behalf of PCRD shall constitute counter-execution of the said written notice by PCRD for the purposes of Clause 14 of the SLA, such that the transfer of relevant rights, benefits and obligations to the Purchaser shall come into effect at the Effective Time.


3.     Novation and Release

       (a) PCRD and Purchaser agree and undertake with each other that PCRD and Purchaser shall perform and be bound by the terms and conditions of the SLA on the basis that Purchaser replaces ICC as Borrower thereunder; and

       (b) PCRD releases and discharges ICC from all liabilities and obligations arising in favour of or owed to PCRD by ICC under the SLA provided that such release and discharge shall not affect their respective rights accruing due and/or obligations to be performed before the Effective Time, in each case with effect from the Effective Time referred to in Clause 5 below and with intent inter alia that Purchaser should receive and assume as at and from that time all outstanding rights and obligations of ICC as Borrower under the SLA. PCRD acknowledges and agrees that it shall have no rights of any nature against Purchaser in respect of or in connection with any and all liabilities and obligations whatsoever under the SLA, which arise prior to the Effective Time and ICC acknowledges and agrees that it shall remain liable for any and all of its liabilities and obligations whatsoever under the SLA which arise prior to the Effective Time.


4.     Consequential Amendment

       With effect from the Effective Time referred to in Clause 5 below the SLA shall be deemed to be amended by deleting Clause 12.5 in its entirety.


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


5.     Effective Time

       The Effective Time shall be the time of registration of Purchaser by PCRD as owner of the Bonds and issuance by PCRD of Certificates for the Bonds to the Purchaser (which actions PCRD shall effect at the same time), at which time the novation and release hereunder and novation and releases of certain other Transaction Documents shall take effect simultaneously.


6.     Change to Notice Provisions and Agent for Service

       At the Effective Time the address for notice of the Borrower in clause 13 of the SLA shall be deemed changed to the address of the Purchaser specified in part 1 of the Schedule and the identity and address of the agent for service of process in Hong Kong in clause 15.4 of the SLA shall be deemed changed as specified in part 2 of the Schedule.


7.     Severance

       If any provision of this Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall, however, thereafter be amended by the parties in such reasonable manner as they consider appropriate so as to achieve, without illegality, the intention of the Parties with respect to that severed provision.


8.     Governing Law

       This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party hereto submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.





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


                                    SCHEDULE

                                     Part 1



Purchaser:                Lehman Brothers Commercial Corporation Asia Limited

Registered Office:        Level 38, One Pacific Place
                          88 Queensway
                          Hong Kong



                            Part 2

Agent for Service:        Lehman Brothers Asia Limited

Address:                  Level 3701-3, 3710-12, Level 37 and Level 38
                          One Pacific Place
                           88 Queensway, Hong Kong


Attn.:                    Teresa Chan

Fax No.:                  852-2869-3690



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


                                                                  EXECUTION COPY

Signed by                                           )
                                                    )
duly authorised for and on                          )
behalf of ICC                                       )
in the presence of:-                                )









The COMMON SEAL of                                  )
PCRD                                                )
was hereunto affixed                                )
in the presence of:-                                )


                                                    ----------------------------
                                                    Director


                                                    ----------------------------
                                                    Director/Secretary





 SIGNATURE PAGE FOR SLA NOVATION RELATING TO US$100,000,000 SECURED REDEEMABLE
             EXCHANGEABLE BONDS DUE 2006 TO 2007 ISSUED BY PACIFIC
                     CENTURY REGIONAL DEVELOPMENTS LIMITED




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




Signed by                                           )
                                                    )
duly authorised for and on                          )
behalf of Purchaser                                 )
in the presence of:-                                )































           SIGNATURE PAGE FOR SLA NOVATION RELATING TO US$100,000,000 SECURED REDEEMABLE EXCHANGEABLE BONDS DUE 2006 TO 2007 ISSUED BY PACIFIC
                     CENTURY REGIONAL DEVELOPMENTS LIMITED


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